EXHIBIT 99.1

                                    FOR: Consolidated Graphics, Inc.

                                CONTACT: Tara Taranto
                                         Consolidated Graphics, Inc.
                                         Investor Relations Manager
                                         (713) 787-0977

                                         Betsy Brod/Karen Pagonis
                                         Media: Jennifer Kirksey
                                         Morgen-Walke Associates, Inc.
                                         (212) 850-5600


FOR IMMEDIATE RELEASE



                  CONSOLIDATED GRAPHICS REPORTS RESULTS FOR THE
                     SECOND QUARTER ENDED SEPTEMBER 30, 2000

     Houston, Texas - October 25, 2000 - Consolidated Graphics, Inc. (NYSE:CGX) today announced financial results for the second quarter ended September 30, 2000.

     Total revenues for the second quarter increased $19.6 million or 13% over the prior year to $172.5 million. Year-to-date revenues for the first half of this fiscal year, which ends March 31, 2001, increased $47.3 million or 16% to $346.0 million. Operating income and net income for the quarter were $18.4 million and $7.9 million respectively, compared to $20.9 million and $10.8 million in the prior year. Operating margins improved to 10.7%, up slightly over the first quarter. On a per share basis, earnings were $.61 per diluted share for the second quarter, compared to $.68 per diluted share in the same period last year.

     "Our outstanding network of printing companies continues to generate improved revenues, as we focus on our growth strategies of building market share, while expanding our digital media initiatives through our new business unit, CGXmedia, " commented Joe R. Davis, Chairman and Chief Executive Officer. "Although margins have been impacted by these focused efforts, our diligent investments in technology and people, combined with our strategic alliances and strong national account base, provide a firm foundation for the future growth and profitability of Consolidated Graphics."

     Charles White, President and Chief Operating Officer stated, "Despite a challenging business environment, we remain committed to the execution and implementation of our business strategies. We continue to build on our strengths through an infrastructure unparalleled in this industry. We are rapidly expanding our electronic products and services capabilities, on both the local and national level, which will drive continued growth in our core business - general commercial printing."

     "I am pleased with the progress we have made to date in enhancing our revenue and customer base as we pursue our internal growth initiatives. Going forward, we will further leverage our geographic framework to expand local market share, penetrate national accounts and maximize the potential of CGXmedia," Mr. White concluded.

                                     -MORE-

Consolidated Graphics Reports Second Quarter Results              Page -2-

     Consolidated Graphics, Inc. is the largest sheet-fed commercial printing company in the United States. Through its network of locally managed printing companies in 25 states, the Company produces high-quality, customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding future sales and profitability assume, among other things, stability and reasonable growth in the economy and in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.


                                 (Table Follows)

                           CONSOLIDATED GRAPHICS, INC.
                          Consolidated Income Statement
                    (In thousands, except per share amounts)


                                    THREE MONTHS ENDED      YEAR-TO-DATE ENDED
                                       SEPTEMBER 30,           SEPTEMBER 30,
                                   ---------------------   ---------------------
                                      2000        1999        2000        1999
                                   ---------   ---------   ---------   ---------
Sales                              $ 172,503   $ 152,886   $ 345,989   $ 298,715
Cost of Sales                        123,244     105,294     247,302     205,446
  GROSS PROFIT                        49,259      47,592      98,687      93,269
Selling Expense                       17,225      14,820      34,631      28,911
General and Administrative Expense    13,646      11,817      27,363      22,917
  OPERATING INCOME                    18,388      20,955      36,693      41,441
Interest Expense                       5,198       3,017      10,109       5,682
  Pretax Income                       13,190      17,938      26,584      35,759
Income Taxes                           5,276       7,175      10,634      14,303
  NET INCOME                       $   7,914   $  10,763   $  15,950   $  21,456

Earnings Per Share - Basic         $     .61   $     .69   $    1.20   $    1.40

Earnings Per Share - Diluted       $     .61   $     .68   $    1.20   $    1.37


Weighted Average Shares
    Outstanding - Basic               13,035      15,663      13,318      15,364

Weighted Average Shares
    Outstanding - Diluted             13,051      15,937      13,329      15,644


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